EXHIBIT 99.1
P.O. Box 25099 ~ Richmond, VA 23260 ~ Phone: (804) 359-9311 ~ Fax: (804) 254-3584
______________________________________________________________________________________________________
P R E S S R E L E A S E

CONTACT:	Universal Corporation Investor Relations	RELEASE:	4:16 p.m. ET
Phone: (804) 359-9311
Fax: (804) 254-3584
Email: investor@universalleaf.com

Universal Corporation Reports Annual Results
Richmond, VA • May 24, 2023 / PRNEWSWIRE
___________________________________________________________________________________
George C. Freeman, III, Chairman, President, and Chief Executive Officer of Universal Corporation (NYSE:UVV), stated, “Fiscal year 2023 was a good year for Universal. Tobacco shipments were strong, as logistical constraints eased in fiscal year 2023, and despite tight tobacco supply conditions, we were able to secure the leaf tobacco needed by our customers. Our plant-based ingredients platform continued to perform well, and we are excited about our progress in integrating our ingredients companies and executing on our strategies. During fiscal year 2023, we enhanced and increased the scope of our platform by adding sales and research and development resources, and we recently announced plans to expand our plant-based ingredients platform’s manufacturing capabilities.

“Our operating income and net income for fiscal year 2023 were up 13% and 43%, respectively, compared to fiscal year 2022, in part due to higher tobacco shipments and sales volumes. Our results for fiscal year 2023 and the quarter ended March 31, 2023, included a favorable final ruling on a legal case involving one of our subsidiaries in Brazil regarding the exclusion of certain tax credits on exported goods in the calculation of taxable income. As a result of the favorable ruling, we recognized $5.0 million of interest income and a $24.2 million net income tax benefit in the quarter ended March 31, 2023.

“We were pleased to see a return to more normal shipping conditions, particularly for our tobacco operations, in fiscal year 2023. Due to this improved logistical environment, we were able to ship a large amount of carryover tobacco from prior crops, notably from Brazil. Some of the tobacco shipped in fiscal year 2023 was lower margin tobacco due to sales mix and sales of tobacco written down in prior quarters, however, operating income for our Tobacco Operations segment was up about 10% in fiscal year 2023, compared to fiscal year 2022, largely on the higher tobacco shipments. Results for our Tobacco Operations segment were also up in the quarter ended March 31, 2023, compared to the quarter ended
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March 31, 2022, as lower tobacco inventory write-downs offset slightly lower tobacco sales volumes. Tobacco supply was tight for virtually all types of tobacco in fiscal year 2023, and African burley crops sizes were particularly small, largely due to weather conditions. Our uncommitted tobacco inventory levels remained low at 11% of tobacco inventory as of March 31, 2023.

“Both worldwide flue-cured and burley tobacco crops to be grown in our fiscal year 2024 are forecast to be larger than those produced in our fiscal year 2023, but we still expect flue-cured and burley tobaccos to remain in undersupply positions. The tobacco marketing season is underway in Brazil, and the Brazilian flue-cured crop is larger than the crop produced in our fiscal year 2023. We are carefully monitoring the burley crops in Africa where above average rainfall was received in some of our key growing areas even before Cyclone Freddy arrived. Although weather has reduced burley crop sizes, especially in Mozambique, we are still forecasting that the fiscal year 2024 African burley crops will be larger compared to those grown in our fiscal year 2023.

“While gross margins for the Ingredients Operations segment were flat for fiscal year 2023, compared to fiscal year 2022, operating income for our Ingredients Operations segment was lower in the fiscal year and quarter ended March 31, 2023, compared to the same periods in fiscal year 2022, on higher costs related to an increase in corporate overhead allocation and the expansion of sales and product development capabilities, as well as some softening of demand and margin pressures from our customers during the second half of fiscal year 2023. We believe that the softening in demand and margin pressures are temporary and related to our customers adjusting their inventories to reflect both current supply chain conditions and inflationary pricing pressures on the end consumer. We are continuing to enhance and increase the capabilities of our plant-based ingredients platform and have made considerable progress on our vision for the segment, providing a total solution-based approach for our customers that utilizes our broad spectrum of capabilities in fruits, vegetables and botanical extracts and flavorings.

“Returning value to our shareholders in our operations remains an important priority for Universal. We were very pleased to announce our 53rd annual common dividend increase today, continuing our commitment to deliver shareholder value.

“We also achieved important milestones in our sustainability efforts during fiscal year 2023. Notably, we are proud to have substantially met 2022 supply chain goals outlined in our Sustainability Report. For example, we provide access to personal protective equipment to our contracted farmers and their workers. In addition, we were named a Supplier Engagement Leader by CDP for the second consecutive year, earning recognition for our work in engaging our suppliers on climate change. We are excited about the opportunities within our operations to improve our environmental performance and look forward to continuing to achieve our sustainability goals in fiscal year 2024.”

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Universal Corporation

FINANCIAL HIGHLIGHTS
	Fiscal Year Ended March 31,		Change
(in millions of dollars, except per share data)	2023	2022	$	%

Consolidated Results
Sales and other operating revenue	$2,569.8	$2,103.6	$466.2	22%
Cost of goods sold	2,111.5	1,694.7	416.9	25%
Gross profit margin	17.83%	19.44%	---	-161 bps
Selling, general and administrative expenses	277.2	240.7	36.5	15%
Restructuring and impairment costs	—	10.5	(10.5)	(100)%
Operating income (as reported)	181.1	160.3	20.8	13%
Adjusted operating income (Non-GAAP)*	181.1	173.6	7.5	4%
Diluted earnings per share (as reported)	4.97	3.47	1.50	43%
Adjusted diluted earnings per share (Non-GAAP)*	3.77	3.79	(0.02)	(1)%
Segment Results
Tobacco operations sales and other operating revenues	$2,258.3	$1,835.8	$422.5	23%
Tobacco operations operating income	172.9	157.8	15.1	10%
Ingredients operations sales and other operating revenues	311.6	267.8	43.8	16%
Ingredients operations operating income	10.6	16.6	(6.0)	(36)%
*See Reconciliation of Certain Non-GAAP Financial Measures in Other Items below

Net income for the year ended March 31, 2023, was $124.1 million, or $4.97 per diluted share, compared with $86.6 million, or $3.47 per diluted share, for the year ended March 31, 2022. Excluding certain non-recurring items detailed in Other Items below, net income and diluted earnings per share decreased by $0.2 million and $0.02, respectively, for the fiscal year ended March 31, 2023, compared to the fiscal year ended March 31, 2022. Operating income of $181.1 million for the fiscal year ended March 31, 2023, increased by $20.8 million, compared to operating income of $160.3 million for the fiscal ended March 31, 2022. Adjusted operating income, detailed in Other Items below, of $181.1 million increased by $7.5 million for the fiscal year ended March 31, 2023, compared to adjusted operating income of $173.6 million for the fiscal year ended March 31, 2022.

Net income for the quarter ended March 31, 2023, was $53.7 million, or $2.15 per diluted share, compared with $25.8 million, or $1.03 per diluted share, for the quarter ended March 31, 2022. Excluding certain non-recurring items detailed in Other Items below, net income and diluted earnings per share decreased by $1.3 million and $0.06, respectively, for the quarter ended March 31, 2023, compared to the quarter ended March 31, 2022. Operating income of $52.4 million for the quarter ended March 31, 2023, decreased by $4.7 million, compared to operating income of $57.1 million for the quarter ended March 31, 2022.

Consolidated revenues increased by $466.2 million to $2.6 billion for the fiscal year ended March 31, 2023, compared to the fiscal year 2022, on higher tobacco sales volumes and prices as well as the addition of the business acquired in October 2021 in the Ingredients Operations segment. For the quarter ended March 31, 2023, consolidated revenues were $694.0 million, an increase of $47.0 million compared to $647.0 million for the quarter ended March 31, 2022, on higher tobacco sales prices.

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Universal Corporation

TOBACCO OPERATIONS
Operating income for the Tobacco Operations segment increased by $15.1 million to $172.9 million for the fiscal year ended March 31, 2023, compared to the fiscal year ended March 31, 2022. Tobacco Operations segment results improved in fiscal year 2023, compared to fiscal year 2022, primarily due to increased tobacco shipments, which included a large amount of carryover crop tobacco. While sales volumes were higher for the Tobacco Operations segment in fiscal year 2023, compared to fiscal year 2022, gross profit and operating margins were lower due to sales mix and sales of tobaccos that were written down in prior quarters. Tobacco shipments from Brazil of both carryover and current crops were up significantly in fiscal year 2023, compared to fiscal year 2022. The increased Brazilian shipments were partially offset by lower African burley tobacco volumes in fiscal year 2023. African burley tobacco crop sizes were smaller largely due to weather conditions in fiscal year 2023, compared to fiscal year 2022. Results for our oriental tobacco joint venture were down, compared to fiscal year 2022, on lower sales volumes, higher interest expense, and unfavorable foreign currency comparisons. Selling, general, and administrative expenses for the Tobacco Operations segment were higher in fiscal year 2023, compared to fiscal year 2022, primarily due to higher compensation costs; higher provisions on advances to suppliers, in part due to weather-related lower crop yields; and unfavorable foreign currency comparisons. Revenues for the Tobacco Operations segment of $2.3 billion for fiscal year 2023, were up $422.5 million, compared to fiscal year 2022, on higher tobacco sales volumes and prices.

Operating income for the Tobacco Operations segment increased by $1.7 million to $53.9 million, for the quarter ended March 31, 2023, compared to the quarter ended March 31, 2022, on lower tobacco inventory write-downs which offset slightly lower tobacco sales volumes. Tobacco inventory write-downs in the quarter ended March 31, 2023, were lower compared to the fourth quarter of fiscal year 2022, when tobacco inventory was written down due to volatile market conditions in Brazil. Tobacco sales volumes in the quarter ended March 31, 2023, were slightly lower than sales volumes in the quarter ended March 31, 2022, as higher sales volumes for the United States were outweighed by lower sales volumes in other origins, including Africa where burley crop sizes were lower in fiscal year 2023. For the quarter ended March 31, 2023, selling, general, and administrative expenses for the Tobacco Operations segment were higher compared to the quarter ended March 31, 2022, largely due to higher compensation costs and higher legal and professional fees related to a tax ruling. Revenues for the Tobacco Operations segment of $615.6 million for the quarter ended March 31, 2023, were up $48.4 million, compared to the quarter ended March 31, 2022, on higher tobacco sales prices.

INGREDIENTS OPERATIONS
Segment operating income for the Ingredients Operations segment decreased by $6.0 million to $10.6 million for the fiscal year ended March 31, 2023, compared to fiscal year 2022. Ingredients Operations segment results declined despite relatively flat gross margins for fiscal year 2023, compared to fiscal year 2022, largely due to higher costs related to an increase in corporate overhead allocation and the expansion of sales and product development capabilities, as well as market and margin pressures from some of our customers during the second half of fiscal year 2023. Results for the Ingredients Operations segment for fiscal year 2023 included the October 2021 purchase of Shank’s Extracts, LLC (“Shank’s”). Operating income for the Ingredients Operations segment was $0.7 million for the quarter ended March 31, 2023, compared to $6.0 million for the quarter ended March 31, 2022, largely on lower sales of botanical extracts and flavorings, reduced margins, and higher costs. Selling, general, and administrative expenses for the segment increased in the fiscal year and quarter ended March 31, 2023, compared to the same periods in fiscal year 2022, largely on costs related to the expansion of sales and product development capabilities of our plant-based ingredients platform as well as higher compensation costs. Selling, general, and administrative expenses for the segment also increased in the fiscal year 2023,
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Universal Corporation

compared to the fiscal year 2022, on the addition of Shank’s. Revenues for the Ingredients Operations segment increased by $43.8 million to $311.6 million for fiscal year 2023, compared to fiscal year 2022, largely on the addition of the revenues for the acquired business as well as higher sales volumes and prices for the existing businesses. For the quarter ended March 31, 2023, revenues for the Ingredients Operations segment decreased by $1.4 million to $78.4 million, compared to the quarter ended March 31, 2022, on lower sales of botanical extracts and flavorings.

OTHER ITEMS
Cost of goods sold in the fiscal year and quarter ended March 31, 2023, increased by 25% and 9% to $2.1 billion and $571.1 million, respectively, compared to the same periods in fiscal year 2022, as a result of higher raw material costs. The percentage increases in cost of goods sold were higher than comparable percentage increases in revenues in the same periods primarily due to some lower margin sales in the Tobacco Operations segment. Selling, general, and administrative costs for fiscal year 2023 increased by $36.5 million to $277.2 million compared to fiscal year 2022, on higher compensation costs, additional costs from the acquisition of Shank’s in the Ingredients Operations segment as well as higher provisions on advances to suppliers. Selling, general, and administrative costs for the quarter ended March 31, 2022, increased by $5.2 million to $70.4 million compared to the same period in the prior fiscal year, on higher compensation costs and higher legal and professional fees related to a tax ruling. Interest expense for the fiscal year and quarter ended March 31, 2023, compared to the same periods in fiscal year 2022, increased by $21.6 million to $49.3 million and by $9.1 million to $16.0 million, respectively, largely on higher debt balances and interest rates.

For the fiscal year and quarter ended March 31, 2023, our effective tax rate on pre-tax income was 8.3% and a benefit of 22.8%, respectively. In fiscal year 2023, one of our subsidiaries in Brazil received a favorable final judgement from the Brazilian Superior Court of Justice. The lawsuit asserted certain tax credits on exported goods should be excluded from taxable income. The Brazilian revenue authority asserted certain tax credits generated on purchased goods and services that were ultimately exported from Brazil should be included in the calculation of taxable income. The Brazilian Superior Court of Justice affirmed the tax credits are non-taxable in accordance with the historical and existing tax legislation in Brazil. The ruling resulted in recognition of $26.6 million of Brazilian tax credits due to the recalculation of federal income taxes in Brazil for years 2015 through 2022. The affirmative ruling also resulted in recognition of $5.0 million of interest income for the fiscal year and quarter ended March 31, 2023. The ruling resulted in a net income tax benefit of $24.2 million for the fiscal year and quarter ended March 31, 2023. The net income tax benefit included a $2.4 million income tax provision for U.S. federal income taxes. Without this interest income and income tax benefit, the consolidated effective tax rate for the quarter ended March 31, 2023, would have been approximately 33.4%.

In the fiscal year ended March 31, 2023, we sold our idled Tanzania operations and recognized $1.1 million of income taxes. Without this item and the favorable judgement in Brazil discussed above, the consolidated effective income tax rate for the fiscal year ended March 31, 2023, would have been approximately 25.5%. Additionally, the sale of our idled Tanzania operations resulted in a $1.8 million reduction to consolidated interest expense related to an uncertain tax position.

For the fiscal year and quarter ended March 31, 2022, our effective tax rate on pre-tax income was 27.2% and 37.2%, respectively. In the fiscal year ended March 31, 2022, we recognized a $1.7 million income tax benefit related to a final tax ruling at a foreign subsidiary and a $1.2 million benefit due to finalizing the prior year U.S. tax return. Without these income tax benefits, the adjusted effective tax rate for the fiscal year ended March 31, 2022, would have been 29.2%.
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Universal Corporation

Reconciliation of Certain Non-GAAP Financial Measures

The following tables set forth certain non-recurring items included in reported results to reconcile adjusted operating income to consolidated operating income and adjusted net income to net income attributable to Universal Corporation:

Adjusted Operating Income Reconciliation
	Three Months Ended March 31,		Fiscal Year Ended March 31,
(in thousands)	2023	2022	2023	2022
As Reported: Consolidated operating income	$52,394	$57,124	$181,072	$160,315
Purchase accounting adjustments(1)	—	—	—	3,057
Transaction costs for acquisitions(2)	—	—	—	2,310
Fair value adjustment to contingent consideration for FruitSmart acquisition(3)	—	—	—	(2,532)
Restructuring and impairment costs(4)	—	—	—	10,457
Adjusted operating income (Non-GAAP)	$52,394	$57,124	$181,072	$173,607

Adjusted Net Income and Adjusted Diluted Earnings Per Share Reconciliation
	Three Months Ended March 31,		Fiscal Year Ended March 31,
(in thousands except for per share amounts)	2023	2022	2023	2022
As Reported: Net income attributable to Universal Corporation	$53,707	$25,770	$124,052	$86,577
Purchase accounting adjustments(1)	—	—	—	3,057
Transaction costs for acquisitions(2)	—	—	—	2,310
Fair value adjustment to contingent consideration for FruitSmart acquisition(3)	—	—	—	(2,532)
Restructuring and impairment costs(4)	—	—	—	10,457
Interest (income) expense related to a final income tax rulings(5)	(4,980)	—	(4,980)	(470)
Interest expense reversal on uncertain tax position from sale of operations in Tanzania	—	—	(1,816)	—
Total of Non-GAAP adjustments to income before income taxes	(4,980)	—	(6,796)	12,822
Income tax benefit on final tax rulings(5)	(24,256)	—	(24,256)	(1,686)
Income tax expense from sale of operations in Tanzania	—	—	1,132	—
Income tax benefit from Non-GAAP adjustments to income before income taxes(6)	—	—	—	(2,181)
Total of income tax impacts for Non-GAAP adjustments to income before income taxes and Non-GAAP adjustment to income taxes	(24,256)	—	(23,124)	(3,867)
Impact to net income attributable to noncontrolling interests in subsidiaries from Non-GAAP adjustments	—	—	—	(1,154)
As adjusted: Net income attributable to Universal Corporation (Non-GAAP)	$24,471	$25,770	$94,132	$94,378

As reported: Diluted earnings per share	$2.15	$1.03	$4.97	$3.47
Adjusted: Diluted earnings per share	$0.97	$1.03	$3.77	$3.79
(1)     The Company recognized an increase in cost of goods sold in the third quarter of fiscal year 2022, relating to the expensing of fair value adjustments to inventory associated with the acquisition accounting for Shank's (effective October 4, 2021).
(2)     The Company incurred selling, general, and administrative expenses for due diligence and other transaction costs associated with the acquisition of Shank's. A portion of these costs is not deductible for U.S. income tax purposes.
(3)     The Company reversed the contingent consideration liability for the FruitSmart acquisition, as a result of certain performance metrics that did not meet the required threshold stipulated in the purchase agreement.
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Universal Corporation

(4)     Restructuring and impairment costs are included in Consolidated operating income in the consolidated statements of income, but excluded for purposes of Adjusted operating income, Adjusted net income available to Universal Corporation, and Adjusted diluted earnings per share.
(5)     The Company recognized an income tax benefit ($24.2 million) and associated interest income ($5.0 million) in the fourth quarter of fiscal year 2023 related to a favorable final judgement for one of the Company's operating subsidiaries in Brazil. The lawsuit related to the treatment of certain tax credits on exported goods in the calculation of taxable income. The Company recognized income tax benefits related to a favorable final income tax ruling at a foreign subsidiary (fiscal year 2022).
(6)        The income tax effect of Non-GAAP adjustments was determined based on the timing and nature of the specific Non-GAAP adjustments and their relevant jurisdictional income tax rates (foreign, state, and local) and the applicable U.S. federal income tax rates. The Company considers current and deferred income tax rates to calculate the impact to income taxes for the Non-GAAP adjustments.
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Universal Corporation

Additional information
Amounts described as net income (loss) and earnings (loss) per diluted share in the previous discussion are attributable to Universal Corporation and exclude earnings related to non-controlling interests in subsidiaries. Adjusted operating income (loss), adjusted net income (loss) attributable to Universal Corporation, adjusted diluted earnings (loss) per share, and the total for segment operating income (loss) referred to in this discussion are non-GAAP financial measures. These measures are not financial measures calculated in accordance with GAAP and should not be considered as substitutes for operating income (loss), net income (loss) attributable to Universal Corporation, diluted earnings (loss) per share, cash from operating activities or any other operating or financial performance measure calculated in accordance with GAAP, and may not be comparable to similarly-titled measures reported by other companies. A reconciliation of adjusted operating income (loss) to consolidated operating (income), adjusted net income (loss) attributable to Universal Corporation to consolidated net income (loss) attributable to Universal Corporation and adjusted diluted earnings (loss) per share to diluted earnings (loss) per share are provided in Other Items above. In addition, we have provided a reconciliation of the total for segment operating income (loss) to consolidated operating income (loss) in Note 3 "Segment Information" to the consolidated financial statements. Management evaluates the consolidated Company and segment performance excluding certain significant charges or credits. We believe these non-GAAP financial measures, which exclude items that we believe are not indicative of our core operating results, provide investors with important information that is useful in understanding our business results and trends.

This release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The Company cautions readers that any statements contained herein regarding financial condition, results of operation, and future business plans, operations, opportunities, and prospects for its performance are forward-looking statements based upon management’s current knowledge and assumptions about future events, and involve risks and uncertainties that could cause actual results, performance, or achievements to be materially different from any anticipated results, prospects, performance, or achievements expressed or implied by such forward-looking statements. Such risks and uncertainties include, but are not limited to, impacts of the COVID-19 pandemic and subvariants; success in pursuing strategic investments or acquisitions and integration of new businesses and the impact of these new businesses on future results; product purchased not meeting quality and quantity requirements; our reliance on a few large customers; its ability to maintain effective information technology systems and safeguard confidential information; anticipated levels of demand for and supply of its products and services; costs incurred in providing these products and services including increased transportation costs and delays attributed to global supply chain challenges; timing of shipments to customers; higher inflation rates; changes in market structure; government regulation and other stakeholder expectations; economic and political conditions in the countries in which we and our customers operate, including the ongoing impacts from the conflict in Ukraine; product taxation; industry consolidation and evolution; changes in exchange rates and interest rates; impacts of regulation and litigation on its customers; industry-specific risks related to its plant-based ingredient businesses; exposure to certain regulatory and financial risks related to climate change; changes in estimates and assumptions underlying its critical accounting policies; the promulgation and adoption of new accounting standards, new government regulations and interpretation of existing standards and regulations; and general economic, political, market, and weather conditions. Actual results, therefore, could vary from those expected. A further list and description of these risks, uncertainties, and other factors can be found in the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 2022, and in other documents the Company files with the Securities and Exchange Commission. This information should be read in conjunction with the Annual Report on Form 10-K for the years ended March 31, 2022 and March 31, 2023, which is expected to be filed later this week. The Company cautions investors not to place undue reliance on any forward-looking statements as these statements speak only as of the date when made, and it undertakes no obligation to update any forward-looking statements made.

At 5:00 p.m. (Eastern Time) on May 24, 2023, the Company will host a conference call to discuss these results. Those wishing to listen to the call may do so by visiting www.universalcorp.com at that time. A replay of the webcast will be available at that site through August 24, 2023. A taped replay of the call will be available through June 7, 2023, by dialing (866) 813-9403. The confirmation number to access the replay is 361746.
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Universal Corporation

Universal Corporation (NYSE: UVV), headquartered in Richmond, Virginia, is a global business-to-business agri-products supplier to consumer product manufacturers, operating in over 30 countries on five continents. We strive to be the supplier of choice for our customers by leveraging our farmer base, our commitment to a sustainable supply chain, and our ability to provide high-quality, customized, traceable, value-added agri-products essential for our customers’ requirements. We find innovative solutions to serve our customers and have been meeting their agri-product needs for more than 100 years. Our principal focus since our founding in 1918 has been tobacco, and we are the leading global leaf tobacco supplier. Through our plant-based ingredients platform, we provide a variety of value-added manufacturing processes to produce high-quality, specialty vegetable- and fruit-based ingredients as well as botanical extracts and flavorings for the food and beverage end markets. For more information, visit www.universalcorp.com.

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Universal Corporation

UNIVERSAL CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(in thousands of dollars, except per share data)

	Three Months Ended March 31,		Fiscal Year Ended March 31,
	2023	2022	2023	2022
	(Unaudited)		(Unaudited)
Sales and other operating revenues	$693,979	$646,973	$2,569,824	$2,103,601
Costs and expenses
Cost of goods sold	571,171	524,676	2,111,539	1,694,675
Selling, general and administrative expenses	70,414	65,173	277,213	240,686
Other income	—	—	—	(2,532)
Restructuring and impairment costs	—	—	—	10,457
Operating income	52,394	57,124	181,072	160,315
Equity in pretax earnings of unconsolidated affiliates	2,175	1,039	2,383	6,095
Other non-operating income (expense)	1,999	2,529	1,791	2,687
Interest income	5,616	118	6,023	917
Interest expense	16,041	6,947	49,300	27,747
Income before income taxes	46,143	53,863	141,969	142,267
Income taxes	(10,525)	20,081	11,733	38,663
Net income	56,668	33,782	130,236	103,604
Less: net income attributable to noncontrolling interests in subsidiaries	(2,961)	(8,012)	(6,184)	(17,027)
Net income attributable to Universal Corporation	$53,707	$25,770	$124,052	$86,577

Earnings per share:
Basic	$2.17	$1.04	$5.01	$3.50
Diluted	$2.15	$1.03	$4.97	$3.47

See accompanying notes.

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Universal Corporation

UNIVERSAL CORPORATION
CONSOLIDATED BALANCE SHEETS
(in thousands of dollars)

	March 31,
	2023	2022

ASSETS
Current assets
Cash and cash equivalents	$64,690	$81,648
Accounts receivable, net	402,073	385,437
Advances to suppliers, net	170,801	129,838
Accounts receivable—unconsolidated affiliates	12,210	4,540
Inventories—at lower of cost or net realizable value:
Tobacco	833,876	822,513
Other	202,907	194,161
Prepaid income taxes	16,493	13,095
Other current assets	99,840	116,779
Total current assets	1,802,890	1,748,011

Property, plant and equipment
Land	24,926	23,959
Buildings	311,138	293,935
Machinery and equipment	689,220	668,451
	1,025,284	986,345
Less accumulated depreciation	(674,122)	(641,227)
	351,162	345,118
Other assets
Operating lease right-of-use assets	40,505	40,243
Goodwill, net	213,922	213,998
Other intangibles, net	80,101	92,571
Investments in unconsolidated affiliates	76,184	81,006
Deferred income taxes	13,091	11,616
Pension asset	9,984	12,667
Other noncurrent assets	51,343	41,115
	485,130	493,216

Total assets	$2,639,182	$2,586,345

See accompanying notes.

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Universal Corporation

UNIVERSAL CORPORATION
CONSOLIDATED BALANCE SHEETS
(in thousands of dollars)

	March 31,
	2023	2022

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Notes payable and overdrafts	$195,564	$182,639
Accounts payable	83,213	168,491
Accounts payable—unconsolidated affiliates	5,830	5,308
Customer advances and deposits	3,061	13,724
Accrued compensation	33,108	27,281
Income taxes payable	3,274	7,427
Current portion of operating lease liabilities	11,404	10,303
Accrued expenses and other current liabilities	106,533	103,551
Current portion of long-term debt	—	—
Total current liabilities	441,987	518,724

Long-term debt	616,809	518,547
Pensions and other postretirement benefits	42,769	52,890
Long-term operating lease liabilities	25,540	29,617
Other long-term liabilities	32,512	34,464
Deferred income taxes	42,613	47,334
Total liabilities	1,202,230	1,201,576

Shareholders’ equity
Universal Corporation:
Preferred stock:
Series A Junior Participating Preferred Stock, no par value, 500,000 shares authorized, none issued or outstanding	—	—
Common stock, no par value, 100,000,000 shares authorized, 24,555,361 shares issued and outstanding (24,550,019 at March 31, 2022)	337,247	330,662
Retained earnings	1,136,898	1,094,192
Accumulated other comprehensive loss	(77,057)	(84,311)
Total Universal Corporation shareholders' equity	1,397,088	1,340,543
Noncontrolling interests in subsidiaries	39,864	44,226
Total shareholders' equity	1,436,952	1,384,769

Total liabilities and shareholders' equity	$2,639,182	$2,586,345

See accompanying notes.

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Universal Corporation

UNIVERSAL CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands of dollars)

	Fiscal Year Ended March 31,
	2023	2022

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$130,236	$103,604
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	57,300	52,521
Provision for losses (recoveries) on advances	10,584	5,988
Inventory write-downs	13,995	19,944
Stock-based compensation expense	8,419	6,186
Foreign currency remeasurement loss (gain), net	(3,892)	19,029
Foreign currency exchange contracts	14,163	(13,210)
Deferred income taxes	(7,657)	(2,473)
Equity in net income of unconsolidated affiliates, net of dividends	4,010	(329)
Brazil tax ruling	(29,236)	—
Restructuring and impairment costs	—	10,457
Restructuring payments	—	(4,134)
Change in estimated fair value of contingent consideration for FruitSmart acquisition	—	(2,532)
Other, net	(6,248)	513
Changes in operating assets and liabilities, net:	(202,231)	(150,682)
Net cash provided (used) by operating activities	(10,557)	44,882

Cash Flows From Investing Activities:
Purchase of property, plant and equipment	(54,674)	(53,203)
Purchase of business, net of cash held by the business	—	(102,462)
Proceeds from sale of business, less cash of businesses sold	3,245	—
Proceeds from sale of property, plant and equipment	1,079	13,004
Other	—	—
Net cash used by investing activities	(50,350)	(142,661)

Cash Flows From Financing Activities:
Issuance (repayment) of short-term debt, net	24,712	79,286
Issuance of long-term debt	123,481	—
Repayment of long-term debt	(23,481)	—
Dividends paid to noncontrolling interests in subsidiaries	(10,221)	(13,390)
Repurchase of common stock	(3,448)	(3,053)
Dividends paid on common stock	(77,391)	(76,436)
Proceeds from termination of interest rate swap agreements	11,786	—
Debt issuance costs and other	(6,489)	(3,167)
Net cash provided (used) by financing activities	38,949	(16,760)

Effect of exchange rate changes on cash	(1,000)	(1,034)
Net increase (decrease) in cash and cash equivalents	(22,958)	(115,573)
Cash, restricted cash and cash equivalents at beginning of year	87,648	203,221
Cash, Restricted Cash and Cash Equivalents at End of Year	$64,690	$87,648

Supplemental Information:
Cash and cash equivalents	$64,690	$81,648
Restricted cash (Other noncurrent assets)	—	6,000
Total cash, restricted cash and cash equivalents	$64,690	$87,648
See accompanying notes.
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Universal Corporation

NOTE 1. BASIS OF PRESENTATION

Universal Corporation, with its subsidiaries (“Universal” or the “Company”), is a global business-to-business agri-products supplier to consumer product manufacturers. The Company is the leading global leaf tobacco supplier and provides high-quality plant-based ingredients to food and beverage end markets. Because of the seasonal nature of the Company’s business, the results of operations for any fiscal quarter will not necessarily be indicative of results to be expected for other quarters or a full fiscal year. All adjustments necessary to state fairly the results for the period have been included and were of a normal recurring nature. These financial statements should be read in conjunction with the financial statements and notes thereto included in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2022.

NOTE 2.   EARNINGS PER SHARE

The following table sets forth the computation of basic and diluted earnings per share:

	Three Months Ended March 31,		Fiscal Year Ended March 31,
(in thousands, except per share data)	2023	2022	2023	2022

Basic Earnings Per Share
Numerator for basic earnings per share
Net income attributable to Universal Corporation	$53,707	$25,770	$124,052	$86,577

Denominator for basic earnings per share
Weighted average shares outstanding	24,776,193	24,772,754	24,773,710	24,764,177

Basic earnings per share	$2.17	$1.04	$5.01	$3.50

Diluted Earnings Per Share
Numerator for diluted earnings per share
Net income attributable to Universal Corporation	$53,707	$25,770	$124,052	$86,577

Denominator for diluted earnings per share:
Weighted average shares outstanding	24,776,193	24,772,754	24,773,710	24,764,177
Effect of dilutive securities
Employee and outside director share-based awards	195,661	180,816	170,131	158,719
Denominator for diluted earnings per share	24,971,854	24,953,570	24,943,841	24,922,896

Diluted earnings per share	$2.15	$1.03	$4.97	$3.47

NOTE 3. SEGMENT INFORMATION
Management regularly evaluates the Company’s global business activities, including product and service offerings to its customers, as well as senior management’s operational and financial responsibilities. Assessments include an analysis of how its chief operating decision maker measures business performance and allocates resources. As a result of this analysis, senior management has determined the Company conducts operations across two reportable operating segments, Tobacco Operations and Ingredients Operations.
The Tobacco Operations segment activities involve contracting, procuring, processing, packing, storing, and shipping leaf tobacco for sale to, or for the account of, manufacturers of consumer tobacco products throughout the world. Through various operating subsidiaries located in tobacco-growing countries around the world and significant ownership interests in unconsolidated affiliates, the Company processes and/or sells flue-cured and burley tobaccos, dark air-cured tobaccos, and oriental tobaccos. Flue-cured, burley, and oriental tobaccos are used principally in the manufacture of cigarettes, and dark air-cured tobaccos are used mainly in the manufacture of cigars, pipe tobacco, and smokeless tobacco products. Some of these tobacco types are also increasingly used in the manufacture of next generation tobacco products that are intended to provide consumers with an alternative to traditional combustible products. The Tobacco Operations segment also provides physical and
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Universal Corporation

chemical product testing and smoke testing for tobacco customers. A substantial portion of the Company’s Tobacco Operations' revenues are derived from sales to a limited number of large, multinational cigarette and cigar manufacturers.
The Ingredients Operations segment provides its customers with a broad variety of plant-based ingredients for both human and pet consumption. The Ingredients Operations segment utilizes a variety of value-added manufacturing processes converting raw materials into a wide spectrum of fruit and vegetable juices, concentrates, dehydrated products, botanical extracts, and flavorings. Customers for the Ingredients Operations segment include large multinational food and beverage companies, smaller independent manufacturers, and retail organizations. FruitSmart, Silva, and Shank's are the primary operations for the Ingredients Operations segment. FruitSmart manufactures fruit and vegetable juices, purees, concentrates, essences, fibers, seeds, seed oils, and seed powders. Silva is primarily a dehydrated product manufacturer of fruit and vegetable based flakes, dices, granules, powders, and blends. Shank's manufactures botanical extracts and flavorings and also offers bottling and custom packaging for customers. In fiscal year 2021, the Company announced the wind-down of CIFI, a greenfield operation that primarily manufactured both dehydrated and liquid sweet potato products.
Universal incurs overhead expenses related to senior management, sales, finance, legal, and other functions that are centralized at its corporate headquarters, as well as functions performed at several sales and administrative offices around the world. These overhead expenses are currently allocated to the reportable operating segments, generally on the basis of projected annual financial and operational performance, including volumes planned to be purchased and/or processed. Management believes this method of allocation is currently representative of the value of the related services provided to the operating segments. The Company currently evaluates the performance of its segments based on operating income after allocated overhead expenses, plus equity in the pretax earnings of unconsolidated affiliates.

-- M O R E --

Universal Corporation

Operating results for the Company’s reportable segments for each period presented in the consolidated statements of income were as follows:

	Three Months Ended March 31,		Fiscal Year Ended March 31,
(in thousands of dollars)	2023	2022	2023	2022

SALES AND OTHER OPERATING REVENUES

Tobacco Operations	$615,578	$567,180	$2,258,260	$1,835,790
Ingredients Operations	78,401	79,793	311,564	267,811
Consolidated sales and other operating revenues	$693,979	$646,973	$2,569,824	$2,103,601

OPERATING INCOME

Tobacco Operations	$53,879	$52,155	$172,889	$157,754
Ingredients Operations	690	6,008	10,566	16,581
Subtotal	54,569	58,163	183,455	174,335
Deduct: Equity in pretax earnings of unconsolidated affiliates (1)	(2,175)	(1,039)	(2,383)	(6,095)
Restructuring and impairment costs (2)	—	—	—	(10,457)
Add: Other income (3)	—	—	—	2,532
Consolidated operating income	$52,394	$57,124	$181,072	$160,315

(1)Equity in pretax earnings of unconsolidated affiliates is included in reportable segment operating income, but is reported below consolidated operating income and excluded from that total in the consolidated statements of income.
(2)Restructuring and impairment costs are excluded from reportable segment operating income, but are included in consolidated operating income in the consolidated statements of income.
(3)Other income represents the reversal of the contingent consideration liability associated with the acquisition of FruitSmart.
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